D. Paul Dascoli
Senior Vice President &
Chief Financial Officer
(614) 474-4300

Media Contact:
Barbara Coleman
Corporate Communications
(614) 474-4083
bcoleman@express.com

Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

EXPRESS, INC. UPDATES OUTLOOK FOR THIRD QUARTER 2012

Columbus, Ohio - October 2, 2012 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating more than 600 stores, today updated its sales and earnings outlook for the third quarter of fiscal 2012, the 13-week period ending October 27, 2012, based on its quarter-to-date performance and expectations for the balance of the period. The Company currently expects third quarter fiscal 2012 comparable sales to decline in the mid single digit range. Net income for the third quarter of fiscal 2012 is currently expected in the range of $14 million to $17 million, or $0.16 to $0.20 per diluted share on 86.4 million weighted average shares outstanding. The Company expects to report actual third quarter fiscal 2012 results the week of November 26, 2012. The Company plans to update its fourth quarter and fiscal year 2012 guidance when it reports third quarter results in November.

Michael Weiss, Chairman, President and CEO stated: “While our sales in August were in line with the expectations we provided when we introduced third quarter guidance, trends became increasingly difficult in September driven by an abrupt change in traffic. This along with increased promotional activity to maintain our inventory discipline has led to the revision in our third quarter sales and earnings guidance. We have seen traffic trends improve in the final week of September, as we conveyed a clearer pricing message to our customers. We have also experienced a favorable reaction to the new sweater styles we recently delivered in our women's offering and continue to generate solid sales within our men's business.

“As we look ahead, we are intently focused on improving our sales and earnings performance and believe we have the necessary initiatives in place to achieve this objective. We will also maintain stringent control of our inventory and expenses,” Mr. Weiss continued. “We remain confident in our strategies, which we believe position us to achieve our long term goals in our ongoing efforts to provide compelling fashion and value to our 20-to-30-year old demographic around the globe.”

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer.  The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions.  The Company currently operates over 600 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada and in Puerto Rico and also works with franchisees throughout the Middle East and Latin America.  The Company also distributes its products through the Company's e-commerce website, www.express.com.

Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable sales, earnings per diluted share, expense and inventory management, strategies and growth plans.  Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate.  These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) our dependence upon independent third parties to manufacture all of our merchandise; (6) our growth strategy, including our international expansion plan; (7) our dependence on a strong brand image; (8) our dependence upon key executive management; (9) our reliance on third parties to provide us with certain key services for our business; and (10) our substantial indebtedness and lease obligations.  Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.